State of Delaware
Secretary of State
Division of Corporations
Delivered 08:44 PM 11/15/2006
FILED 07:48 PM 11/15/2006
SRV 061049781 - 3885078 FILE

CORRECTED

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

FRESH MEDICAL LABORATORIES, INC. (formerly known as HILLTOP GROUP TECHNOLOGIES CORP.)

Fresh Medical Laboratories, Inc. (formerly known as Hilltop Group Technologies Corp.), a Delaware corporation (the "Corporation"), hereby certifies as follows:

1. The Corporation filed its Amended and Restated Certificate of Incorporation (the "Restated Certificate") with the Delaware Secretary of State (the "Secretary of State") on November 9, 2006.

2. The last page of the Restated Certificate, which consists of paragraphs B.3 and B.4 of the Fourth Article and the Fifth, Sixth, Seventh, and Eighth Articles, is missing from the Restated Certificate, as filed with the Secretary of State.

3. Attached hereto is the entire version of the Restated Certificate including the missing text.

IN WITNESS WHEREOF, Fresh Medical Laboratories, Inc. has caused this Corrected Amended and Restated Certificate of Incorporation to be signed by the duly authorized officer below on November 27, 2006.

Fresh Medical Laboratories, Inc. (formerly known as Hilltop Group Technologies Corp.)

Steven C. Eror
Chief Executive Officer, President and Secretary

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